Exhibit 10.1

Execution Version

WAIVER AND CONSENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS WAIVER AND CONSENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Waiver”), dated as of August 20, 2020 (the “Waiver Effective Date”), is made by and among PURPLE INNOVATION, LLC, a Delaware limited liability company (“Borrower”) and COLISEUM CAPITAL PARTNERS, L.P. (“CCP”), BLACKWELL PARTNERS LLC-Series A (“Blackwell”), COLISEUM CO-INVEST DEBT FUND, L.P. (together with CCP and Blackwell, “Lenders”). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Amended and Restated Credit Agreement (as defined herein).

W I T N E S S E T H

WHEREAS, reference is hereby made to that certain Amended and Restated Credit Agreement by and among Borrower and Lenders party thereto, dated as of February 26, 2019, as amended by the First Amendment dated as of March 27, 2020 and the Second Amendment dated as of May 15, 2020 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”); and

WHEREAS, Borrower has requested that Lenders prospectively waive (the “Change of Control Waiver”) the Event of Default that would arise under Section 6.1(h) of the Amended and Restated Credit Agreement resulting from (i) the exchange of some or all of the Class B Common Stock and paired Class B Units of the Parent Guarantor held by InnoHold, LLC (“InnoHold”) for Class A Common Stock of Parent Guarantor, (ii) the sale by InnoHold of such Class A Common Stock and (iii) as a result of such sale, InnoHold ceasing to retain an ownership interest in Parent Guarantor of at least 25% of the aggregate equity interests in Parent Guarantor (the foregoing clauses (i) through (iii) being referred to herein, collectively, as the “Change of Control Transaction”);

WHEREAS, upon the occurrence of the Change of Control Transaction, (i) Lenders would be entitled to accelerate all outstanding obligations under the Amended and Restated Credit Agreement, which obligations would become immediately due and payable, (ii) Borrower would be required to pay a premium in an amount equal to 6.0% of the then outstanding principal amount of the Loans (the “Applicable Premium”), ratably to each Lender in accordance with its respective percentage of outstanding Loans, and for the avoidance of doubt such Applicable Premium shall replace and be paid in lieu of any prepayment premium amount otherwise owing under the Amended and Restated Credit Agreement including the 6% prepayment premium otherwise payable upon payoff of the Loans, and (iii) Loans would bear interest at the default rate set forth in Section 1.2(b) of the Amended and Restated Credit Agreement (the “Default Rate”);

WHEREAS, subject to the terms and conditions set forth herein, Lenders have agreed to provide the Change of Control Waiver.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

STATEMENT OF TERMS

1. Waiver. Subject to the conditions set forth in Section 3 of this Waiver, Lenders shall be deemed to have granted the Change of Control Waiver upon the occurrence of the Change of Control Transaction during the period commencing on the Waiver Effective Date and ending on September 30, 2020 (the “Waiver Period”).

2. Representations and Warranties. To induce Lenders to enter into this Waiver, Borrower and Parent Guarantor hereby represent and warrant to each Lender as follows: (a) each representation and warranty set forth in the Amended and Restated Credit Agreement is true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) as of the date of the Amended and Restated Credit Agreement (except to the extent such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such earlier date); (b) no Default or Event of Default has occurred and after giving effect to this Waiver, no Default or Event of Default will exist or be continuing as of the date hereof; (c) Borrower and Parent Guarantor each has the power and is duly authorized to enter into, deliver and perform this Waiver and to perform its obligations under the Amended and Restated Credit Agreement; and (d) each of this Waiver and the Amended and Restated Credit Agreement constitutes the legal, valid and binding obligation of Borrower and Parent Guarantor enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or equitable principles relating to enforceability.

3. Conditions Precedent to Effectiveness of this Waiver. The effectiveness of the Change of Control Waiver upon the Change of Control Transaction is subject to the fulfillment of the following conditions precedent, as determined by Lenders:

(a) Lenders shall have received a duly executed copy of this Waiver;

(b) Upon the occurrence of a Change of Control Transaction, the Applicable Premium owing to each Lender shall be paid by adding the amount thereof to the principal amount of the Loan owing to such Lender (which amount shall thereafter constitute part of such Loan) and notwithstanding anything to the contrary, no further prepayment premium shall be payable for any prepayment occurring after the occurrence of such Change of Control Transaction;

(c) Notwithstanding the Change of Control Waiver, upon the occurrence of a Change of Control Transaction, interest on the Loans shall be increased to the Default Rate until all obligations under the Amended and Restated Credit Agreement have been paid in full; and

(d) No Default or Event of Default, other than an Event of Default as a result of a Change of Control Transaction, shall have occurred and be continuing or shall be caused as a result of giving effect to this Waiver.

Notwithstanding anything to the contrary, the modification described in clauses (b) and (c) shall not occur if the Change of Control Transaction is not consummated within the Waiver Period. For the avoidance of doubt, the parties to the Amended and Restated Credit Agreement collectively agree, consistent with the intent of this Waiver, that there is no Change in Control Transaction, and no Default or Event of Default, during the Waiver Period if (i) InnoHold sell its interests in Parent Guarantor down to but not below 25% and (ii) thereafter, exercises of options or warrants by third parties during the Waiver Period results in InnoHold ceasing to retain an ownership interest in Parent Guarantor of 25% or more of the aggregate equity interests in Parent Guarantor by a di minimis amount thereunder; provided, any such di minimis reduction in ownership below 25% in the aggregate shall not exceed 1% (meaning InnoHold shall retain at least a 24% aggregate ownership interest in the equity securities of Parent Guarantor), and accordingly (x) any such exercise of options or warrants exceeding 1% thereby causing InnoHold’s ownership to be reduced to below 24% during the Waiver Period or (y) any reduction below 25% existing at the end of the Waiver Period, there shall be deemed to be a Change of Control Transaction in accordance with this Waiver on the date either of such events occur.

4. Continuing Effect of Amended and Restated Credit Agreement. Except as expressly waived, amended and modified hereby, the provisions of the Amended and Restated Credit Agreement, are and shall remain in full force and effect, and are hereby ratified and confirmed by Borrower and Parent Guarantor.

5. Release. In consideration of the agreements of Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower and Parent Guarantor, on behalf of itself and its successors and assigns (individually, a “Releasing Party”, and collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lenders and their successors and assigns, and their respective present and former affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (each of Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities (collectively, “Claims”) whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which the Releasing Parties or any of them may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Waiver for or on account of, or in relation to, or in any way in connection with the Obligations, the Amended and Restated Credit Agreement or any of the Loan Documents, or transactions, course of performance or course of dealing thereunder or related thereto; provided that, in each case, the foregoing release shall not apply to (a) Claims of fraud or willful misconduct or (b) Claims against any Releasee in such Releasee’s capacity as a holder of Equity Interests in Borrower or Parent Guarantor.

6. Amended and Restated Credit Agreement Provisions. THIS WAIVER SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW SET FORTH IN SECTION 8.10 OF THE AMENDED AND RESTATED CREDIT AGREEMENT AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS.

7. Counterparts. This Waiver is a Loan Document and may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature delivered by a party via facsimile or other electronic delivery shall be deemed to be an original signature hereto.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered as of the day and year first specified above.

BORROWER:

PURPLE INNOVATION, LLC,
a Delaware limited liability company

By:	/s/ Joseph B. Megibow
Name:	Joseph B. Megibow
Title:	CEO

PARENT GUARANTOR:

PURPLE INNOVATION, INC.,
a Delaware corporation

By:	/s/ Joseph B. Megibow
Name:	Joseph B. Megibow
Title:	CEO

[Signature Page to Amendment]

LENDERS:

COLISEUM CAPITAL PARTNERS, L.P.
By: Coliseum Capital, LLC, its General Partner

By:	/s/ Christopher Shackelton
	Name:	Christopher Shackelton
	Title:	Manager

BLACKWELL PARTNERS LLC – Series A
By: Coliseum Capital Management, LLC, its Attorney-in-Fact

By:	/s/ Christopher Shackelton
	Name:	Christopher Shackelton
	Title:	Managing Partner

COLISEUM CO-INVEST DEBT FUND, L.P.
By: Coliseum Capital, LLC, its General Partner

By:	/s/ Christopher Shackelton
	Name:	Christopher Shackelton
	Title:	Managing

[Signature Page to Amendment]